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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

                      DATATRAK INTERNATIONAL NAMES DIRECTOR

         CLEVELAND, December 16, 1999--DataTRAK International, Inc. (Nasdaq:
DATA) announced today that Jerome H. Kaiser, Ph.D., has been named to the Company's Board of Directors. Dr. Kaiser was elected at a meeting of the Board on December 9, 1999.

         Dr. Jerry Kaiser (age 43) currently serves as the Director of Systems at Rothschild Inc. in New York. Most recently, Dr. Kaiser was Director of Product Management, Corporate Clinical and Regulatory Systems for Pfizer in its New York City headquarters. He has also held the position of Director of Information Management, Global Development for Hoffman-LaRoche Pharmaceuticals, Inc. in Nutley, New Jersey. Dr. Kaiser is a business technology executive with experience pertaining to large-scale, high-value change projects involving organizational and process re-engineering within the pharmaceutical industry. Dr. Kaiser holds a Ph.D. in Physics from the University of East Anglia, Norwich, England.

         Dr. Kaiser stated, "The opportunity to work with DataTRAK International, Inc. as the leading and most experienced Application Service Provider in the electronic data capture marketplace is both exciting and challenging. The pharmaceutical industry can realize significant competitive advantages from transitioning its clinical workflow from paper to automation-based processes and publicly presented metrics have demonstrated this with DataTRAK EDC (TM). Management performed a very logical and detailed analysis in the selection of Citrix Metaframe (TM) as its platform for the centralized distribution of DataTRAK EDC (TM) giving careful consideration to worldwide scalability and performance issues. The growing adoption of Citrix is a testimony to the accuracy of that evaluation. Such a platform offers superior performance metrics over traditional approaches to Internet solutions such as HTML."

         "I am pleased to welcome Dr. Kaiser to our Board of Directors. His extensive experience within the pharmaceutical industry combined with his focus on the use of technology to improve workflow will be extremely beneficial as DataTRAK continues to be an innovator in this growing market," stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DataTRAK International, Inc.

         DataTRAK International, Inc. is a worldwide Application Service Provider (ASP) for the EDC industry. DataTRAK provides a suite of EDC software products known as DataTRAK EDC (TM) and related hosting, educational, and training services to the pharmaceutical, biotechnology, and medical device industries. DataTRAK EDC (TM) was developed in order to deliver clinical research data from investigative sites to sponsors faster and more efficiently than conventional manual methods. DataTRAK EDC (TM) can be deployed worldwide in either a distributed platform using laptop computers or in a centralized server "thin client" environment using the Internet. DataTRAK EDC (TM) software and its earlier versions have successfully supported more than 37 clinical studies at more than 800 clinical sites in 26 countries encompassing 20,000 patients. DataTRAK International, Inc. has offices and hosting facilities located in Cleveland, Ohio and Bonn, Germany. Visit the DataTRAK International, Inc. web site at www.datatraknet.com or www.datatraknet.de.

         Except for historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of DataTRAK to

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absorb corporate overhead and other fixed costs in order to successfully market the DataTRAK EDC (TM) software; the development and fluctuations in the market for EDC technology; continued unreliability of the Internet infrastructure; the degree of DataTRAK's success in obtaining new contracts; the timing of payments from sponsors and the timing of sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the DataTRAK business and operations; and general economic conditions. In addition, DataTRAK's success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by DataTRAK concerning trends in the clinical research market and the health care industry.

         /CONTACT: Jeffrey A. Green, Pharm.D., FCP, President and Chief Executive Officer, ext. 112, or Terry C. Black, Chief Financial Officer, ext. 110, both of DataTRAK International, Inc., (216) 921-6505./

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